Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-121479 of our report dated October 29, 2004, August 5, 2005, as to Note 17 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 17), appearing in the Annual Report on Form 10-K/A of the consolidated financial statements of American Achievement Corporation and subsidiaries for the year ended August 28, 2004, and of our report dated October 29, 2004 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Austin, Texas

August 5, 2005